UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

Constellium SE

(Exact Name of Registrant as Specified in its Charter)

France	98-0777516
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Washington Plaza

40-44, rue Washington

75008 Paris, France

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Ordinary Shares, nominal value €0.02 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

333-188556

Securities to be registered pursuant to Section 12(g) of the Act:

Title of class
None

EXPLANATORY NOTE

This Amendment No. 3 to Form 8-A registrations statement is being filed in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Constellium SE (“Constellium SE”), a European company (“Societas Europaea”), as the successor registrant to Constellium N.V. (“Constellium N.V.”), a Dutch public limited liability company (“Naamloze Vennootschap”). Effective on June 28, 2019, Constellium N.V. converted from a Naamloze Vennootschap governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands to a Societas Europaea governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands (the “Conversion”). The Conversion was part of the previously disclosed transaction to transfer the corporate seat/registered office and headquarters to Paris, France (the “Transfer”). Following the approval of Constellium SE’s shareholders on November 25, 2019 (“EGM Approval”), the Transfer became effective on December 12, 2019 upon the effectiveness of the registration of Constellium SE with the French Commercial Court and pursuant to French law (the “French Registration”). Following the EGM approval, Constellium SE also executed a deed of amendment amending its articles of association to conform with French law (as so amended, the “Articles of Association”), which also became effective on December 12, 2019, upon the French Registration. Constellium SE expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act.

Item 1. Description of Securities To Be Registered.

A Societas Europaea (an “SE”) is a legal form of a public limited liability company under the laws of the member states of the European Union (each, an “EU Member State”), introduced by European Council Regulation No. 2157/2001 (“EC 2157”). Only a few details on the corporate structure of the SE are set forth in EC 2157 itself, and the SE remains governed by the corporate code of the State of the SE’s corporate seat. These details for an SE are as follows:

•	minimum subscribed capital of €120,000;

•	the registered office and headquarters of the SE must be located in the same EU Member State;

•	the abbreviation “SE” must precede or follow the company’s name;

•	the company must either adopt in its articles of association a one-tier system (one administrative organ) or a two-tier system (a supervisory organ and a management organ); and

•	the SE is a specific form of a public limited liability company subject to the local laws in the EU member state where it has its registered office and headquarters.

More detailed rules affecting the corporate structure of an SE apply to public limited liability companies in the jurisdiction of the SE’s corporate seat. Constellium SE is a French SE and therefore French statutory rules on public limited liability companies apply. A description of the ordinary shares of Constellium SE is set forth under the heading “Description of French SE Ordinary Shares” in the final prospectus filed pursuant to Rule 424(b) under the Securities Act, on October 23, 2019, in connection with Constellium SE’s Registration Statement on Form F-4 filed on June 3, 2019 (File No. 333-231906), as amended by Amendment No. 1 thereto on October 21, 2019, and amended thereafter from time to time, filed with the Securities and Exchange Commission, which description is incorporated by reference herein.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 12, 2019	Constellium SE

	By:	/s/ Peter R. Matt
	Name:	Peter R. Matt
	Title:	Chief Financial Officer

[Signature Page to Form 8-A/A]